Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                                    2nd Floor
                              Washington, DC 20036


ARTHUR C. DELIBERT
(202) 778-9042
DELIBEAC@KL.COM


                                 April 10, 2000


Legg Mason Focus Trust, Inc.
100 Light Street
Baltimore, MD  21202

Dear Sir or Madam:

         Legg Mason Focus Trust, Inc. (the "Corporation") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated January 27, 1995. You have requested our opinion as to certain matters regarding the issuance of Shares of common stock of the Corporation ("Shares"). As used in this letter, the term "Shares" means shares of common stock of the Corporation issued during the time that Post-Effective Amendment No. 10 to the Corporation's registration statement is effective and has not been superseded by another post-effective amendment purporting to register the same Shares covered in this opinion.

         We have, as counsel, participated in various corporate and other matters relating to the Corporation. We have examined certified copies of the Articles of Incorporation and By-Laws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Corporation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the issuance of the Shares has been duly authorized by the Corporation and that, when sold in accordance with the Corporation's Articles of Incorporation, By-Laws and the terms described in Post-Effective Amendment No. 10 to the Corporation's Registration Statement, the Shares will have been legally issued, fully paid and nonassessable by the Corporation.

         We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 10 to the Company's Registration Statement on Form N-1A (File No. 33-89090) being filed with the Securities and Exchange
Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.

                                       Sincerely,

                                       KIRKPATRICK & LOCKHART LLP



                                       /s/ Kirkpatrick & Lockhart LLP
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